Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130634 on Form S-3 and Registration Statement Nos. 333-180057, 333-193001, and 333-193003 on Form S-8, of our report dated June 16, 2016, relating to the financial statements and financial statement schedule of Smith & Wesson Holding Corporation, and the effectiveness of Smith & Wesson Holding Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Smith & Wesson Holding Corporation for the year ended April 30, 2016.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

June 16, 2016